EXHIBIT 10.2

                                   AGREEMENT


THIS AGREEMENT is executed as set forth below effective as of the 1st day of March 2011 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion and the subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and John R. Grabowski ('JRG').

WHEREAS the Bion Companies desire to receive the services of JRG upon the terms and conditions set forth in this agreement;

AND WHEREAS JRG desires to continue to provide to the Bion Companies with his services and is willing to do so upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to employ JRG, and (with the express consent of JRG as evidenced by his signature below), upon the terms and conditions set forth in the following paragraphs:

     1)  The Term of this Agreement shall run from March 1, 2011
('Commencement Date'), through a date two years after the Commencement Date ('Term'), during which Term JRG shall provide to the Bion Companies his full-time services as set forth in the following provisions:

         a) JRG shall provide his full-time services to the Bion Companies with the Title: 'Director of Business Development' with duties as set forth in Exhibit A hereto;

         b) JRG shall be eligible for reimbursement for reasonable medical insurance premiums For his family and shall have the right to participate in existing or subsequently Adopted 401 (k) plans;

         c) JRG shall initially have 3 weeks of paid vacation per year (not including national holidays) which vacation time shall be scheduled with the senior management of the Bion Companies.

     2) Compensation during the Term of this Agreement (all compensation items herein and this entire Agreement presume that Bion is receiving and JRG is providing the services as set forth above):

         a) Cash compensation from the Bion Companies to JRG for services provided by JRG during the Term shall be $125,000.00 per year for the first year and $138,000 for the second year, which shall be payable in twice monthly installments; PROVIDED, HOWEVER, that payment for the month of March 2011 shall include & be integrated with the March 1, 2011 consulting payment which shall become part of JRG's employee compensation for the period;

         b)  JRG shall be evaluated for bonus compensation at least annually;

         c) Additionally, Bion hereby grants JRG a final, fully vested warrant to purchase 7500 shares of Bion's common stock pursuant to prior consulting arrangements (delivered March 1, 2011) plus options to purchase 62,500 shares of Bion's common stock at a price of $3.15 per share (the opening price on March 2, 2011, the date on which the Company and JRG agreed to the terms of this Agreement) until March 31, 2016 ('Options'), which Options shall vest at a rate of 22,500 on January 31, 2012 and 40,000 on January 31, 2013 so long as JRG is still providing the Bion Companies with the services required by this Agreement on such dates:

         d) To the extent that Bion develops policies regarding vesting of Options and/or bonuses in the event of a 'change of control' in the future, JRG will be treated in the same manner as all other employees & consultants pursuant to such policies; and

         e) JRG shall be reimbursed for reasonable home office, cell phone and other expenses incurred in the performance of his duties pursuant to this Agreement.

     3) JRG will abide by the terms and provisions of a Confidentiality/Proprietary Information Agreement (copy attached hereto as Exhibit B) and further agrees that, unless expressly waived by the Bion Companies in writing, JRG will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit B and that notwithstanding any other terms herein, Exhibit B shall remain in full force and effect; and JRG expressly agree that:

         a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall JRG compete with the Bion Companies;

         b) all work product, inventions, etc. of JRG made during JRG's employment pursuant to this Agreement shall be the sole property of the Bion Companies and JRG, as applicable, shall execute such assignments and/or other documents as may be required to fully vest such ownership in the Bion Companies; and

         c) all proprietary information and other information concerning the Bion Companies acquired pursuant to the service of JRG to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), JRG shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     4)

         a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

         b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

         c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

         d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

         e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained here shall not in any way be affected or impaired thereby.

         f) This Agreement shall constitute the entire agreement between the parties hereto. Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                Bion Environmental Technologies, Inc.


                                By: /s/ Mark A. Smith


                                /s/ John R. Grabowski
                                John R. Grabowski